PARTICIPATION AGREEMENT


         THIS AGREEMENT, dated as of October 30, 2003, between the Pitcairn Funds, a Delaware business trust, on behalf of each of its series listed on Schedule A hereto, severally and not jointly (each, an "Investing Fund"), and iShares Trust, a business trust organized under the laws of the State of Delaware, and iShares, Inc., a corporation organized under the laws of the State of Delaware, each on behalf of its respective iShares series, severally and not jointly (each an "iShares Fund" and collectively the "iShares Funds").

         WHEREAS, Investing Fund and the iShares Funds each are registered with the U.S. Securities and Commission ("SEC") as open-end management investment companies under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company, and therefore limits the ability of an Investing Fund to invest in shares of an iShares Fund;

         WHEREAS, iShares Trust and iShares, Inc., on behalf of each iShares Fund, have obtained an order from the SEC dated April 15, 2003 (the "iShares Order"), that permits registered investment companies to invest in the iShares Funds in excess of the limits set forth in section 12(d)(1)(A) and (B) in accordance with the conditions of the iShares Order and the representations in the application filed to obtain such Order (the "iShares Application"); and

         WHEREAS, the Investing Fund may, from time to time, invest in shares of one or more iShares Funds in excess of the limitations of section 12(d)(1)(A) and (B) in reliance on the iShares Order;

         NOW THEREFORE, in consideration of the potential benefits to the Investing Fund and the iShares Funds arising out of the Investing Fund's investment in iShares Funds, the parties agree as follows.


         1.  Representations and Obligations of the iShares Funds.

             (a) The iShares Funds have provided to the Investing Fund a copy of the iShares Order and the related SEC Notice of Application for such Order (attached hereto as Schedule B). The iShares Funds will promptly provide the Investing Fund with (i) a copy of any amendments to the iShares Order, and (ii) a copy of the iShares Application upon request.

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             (b) In connection with any investment by an Investing Fund in an
                 iShares Fund, the iShares Fund agrees (i) to comply with the terms and conditions of the iShares Order and this Agreement, and (ii) to promptly notify the Investing Fund if such iShares Fund fails to comply with the terms and conditions of the iShares Order or this Agreement.

         2.  Representations and Obligations of the Investing Funds.

             (a) Pursuant to Condition 9 of the iShares Order, each Investing
                 Fund represents that the board of trustees of the Investing Fund and the Investing Fund's adviser understand the terms and conditions of the iShares Order and that each agrees to fulfill its responsibilities under the iShares Order.

             (b) Pursuant to Condition 9 of the iShares Order, each Investing
                 Fund will promptly notify the iShares Funds in writing at the time of any investment by such Fund in an iShares Fund in excess of the 3% limit in Section 12(d)(1)(A)(i).

             (c) Each Investing Fund will promptly notify the iShares Funds in writing of any purchase or acquisition of shares of an iShares Fund that causes such Investing Fund to hold (i) 5% or more of such iShares Fund's total outstanding voting securities, and
                 (ii) 10% or more of such iShares Fund's total outstanding voting securities.

             (d) To the extent an Investing Fund holds 10% or more of the total outstanding voting securities of an iShares Dow Jones Index Fund, as listed on Schedule A, as amended from time to time, the Investing Fund agrees to vote its shares in the same proportion as the vote of all other holders of shares of such iShares Fund. To the extent an Investing Fund holds 5% or more of the total outstanding securities of an iShares Fund, other than an iShares Dow Jones Index Fund, as listed on Schedule A, the Investing Fund agrees to vote its shares in the same proportion as the vote of all other holders of shares of such iShares Fund.

             (e) If an Investing Fund exceeds the 5% or 10% limitations in
                 Sections 12(d)(1)(A)(ii) or (iii), the Investing Fund, as required by the iShares Application, will disclose in its prospectus in "Plain English":

                      (1)  That it may invest in exchange-traded funds; and

                      (2) The unique characteristics of the Investing Fund investing in exchange-traded funds, including but not limited to, the basic expense structure and additional expenses, if any, of investing in exchange-traded funds.

             (f) Each Investing Fund: (i) acknowledges that it has received a copy of the iShares Order and the related SEC Notice of Application for such Order; (ii) agrees to adhere to the terms and conditions of the iShares Order and this Agreement and to participate in the proposed transactions in a manner that

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

                 addresses the concerns underlying the iShares Order; (iii) represents that investments in the iShares Funds will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement; (iv) acknowledges that it may rely on the iShares Order only to invest in iShares Funds and not in any other investment company, and (v) agrees to promptly notify the iShares Funds if it fails to comply with the iShares Order or this Agreement.

         3.  Indemnification.

                 Each Investing Fund agrees to hold harmless and indemnify the iShares Funds, including any principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions ("Claims") asserted against the iShares Funds, including any principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Investing Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Investing Fund of the terms and conditions of the iShares Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

                 The iShares Funds agree to hold harmless and indemnify an Investing Fund, including any directors or trustees, officers, employees and agents, against and from any Claims asserted against the Investing Fund, including any directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the iShares Fund of any provision of this Agreement or (ii) a violation or alleged violation by the iShares Fund of the terms and conditions of the iShares Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

         4.  Notices.

                  (a) All notices shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

                  If to the Investing Fund:

                                    Alvin A. Clay III
                                    Pitcairn Investment Management
                                    One Pitcairn Place, Suite 3000
                                    165 Township Line Road
                                    Jenkintown, PA 19046
                                    Fax: (215) 881-6092
                                    Email: ac6098@pitcairn.com

                           With a copy to:  Legal Department


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                  If to the iShares Funds:

                                    Nigel Pitters
                                    U.S. Legal Group
                                    Barclays Global Investors, N.A.
                                    45 Fremont Street
                                    San Francisco, CA 94105
                                    Fax: (415) 618-4103
                                    Email: nigel.pitters@barclaysglobal.com

                           With a copy to:

                                    David Lenik
                                    U.S. Compliance Group
                                    Barclays Global Investors, N.A.
                                    45 Fremont Street
                                    San Francisco, CA 94105
                                    Fax: (415) 618-1679
                                    Email: bgiuscompliance@barclaysglobal.com

         4.  Termination; Governing Law.

                  (a) This Agreement will continue until terminated in writing by either party upon sixty (60) days' written notice to the other party. This Agreement may not be assigned by either party without the prior written consent of the other.

                  (b) This Agreement will be governed by Delaware law without regard to choice of law principles.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PITCAIRN FUNDS (on behalf of each of its series listed on Exhibit A, severally and not jointly)

-----------------------
Name:   Alvin A. Clay III
Title:  President and Chief Executive Officer


ISHARES INC., on
behalf of each of its series

------------------------
Name:     Michael A. Latham
Title:    Secretary and Treasurer

ISHARES TRUST, on
behalf of each of its series

------------------------
Name:    Michael A. Latham
Title:   Secretary and Treasurer

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                                                                      Schedule A



List of Pitcairn Funds


Diversified Growth Fund
Diversified Value Fund
Select Growth Fund
Select Value Fund
Small Cap Fund
Family Heritage(R)Fund
International Equity Fund
Taxable Bond Fund
Tax-Exempt Bond Fund

List of iShares Dow Jones Funds

Dow Jones U.S. Telecommunications Sector Index Fund (IYZ)

Dow Jones U.S. Utilities Sector Index Fund (IDU)




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